Exhibit 99.1

Collectors Universe Reports Results for First Quarter Ended September 30, 2007

NEWPORT BEACH, CA - November 9, 2007 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced financial results for its first fiscal quarter of 2008 ended September 30, 2007.

For the first fiscal quarter of 2008, the company reported net revenues of $10.8 million and a loss from continuing operations of $100,000, or $0.01 per diluted share. This compares to net revenues of $9.9 million and income from continuing operations of $383,000, or $0.04 per diluted share, for the first fiscal quarter of 2007.

Operational and Financial Highlights

▪	A 9% year-over-year increase in net revenues to $10.8 million, a record for first quarter revenues.
▪	An 8% increase in coin revenues on improved trade show units graded.
▪	A 58% increase in jewelry grading revenues as we build greater brand recognition and acceptance in advance of the holiday 2007 selling season.
▪	A 40% increase in stamp grading revenues which enabled our stamp business to earn operating income for the first time.
▪	An increase in jewelry promotional activities in support of anticipated increases in seasonal holiday volume.
▪	A $0.25 cash dividend per common share for the quarter ended September 30, 2007, compared to $0.08 per common share for the same year ago quarter.

Michael Haynes, Chief Executive Officer, stated, “Our first quarter of fiscal 2008 improved over the first quarter of fiscal 2007 in every segment with respect to revenues and our legacy businesses increased their operating income. Our jewelry segment also achieved an increase in revenues from the first quarter of the prior fiscal year, although we are still operating below the breakeven point. Nevertheless, our jewelry businesses did improve with respect to the immediately preceding fourth quarter of fiscal 2007, narrowing our loss and the resulting net investment by approximately $360,000. Unallocated costs, generally associated with corporate overhead, fell by approximately 9% in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007.”

First Fiscal Quarter Operating Results

Net revenues totaled $10.8 million for the three months ended September 30, 2007, an increase of 9% compared to $9.9 million for the same period of the prior fiscal year. The increase was attributable to an overall increase in authentication and grading service fees of 8% and increases in other related service revenues of 17% compared to the same quarter of the prior year. Coin revenues accounted for about 56% of first fiscal quarter revenues which was consistent with the first quarter of last year.

Collectors Universe, Inc.

Gross profit margin was 52% in the first fiscal quarter of 2008 compared to 56% in the same quarter of last year. The decrease was primarily attributable to costs incurred by the Company’s early stage diamond and colored gemstone grading businesses, as the Company builds grading capacity in support of anticipated increased revenues in future periods.

Operating expenses totaled $6.2 million for the three months ended September 30, 2007, as compared to $5.4 million for the three months ended September 30, 2006. The year-over-year increase primarily reflects an increase of $0.7 million in selling and marketing expenses associated with the higher promotion costs for the jewelry businesses as discussed above and higher costs incurred at collectibles trade shows for our currency and autograph businesses. In addition, higher intangibles amortization costs of $0.1 million were incurred primarily relating to capitalized software projects.

The resulting operating loss was $611,000 for the three months ended September 30, 2007, as compared to operating income of $130,000 for the three months ended September 30, 2006.

Income from continuing operations benefited from interest income of $0.4 million in the current first quarter compared with $0.6 million in the first quarter of last year. The reduction in interest income reflects a shift of funds into tax free investments in the first quarter and lower available cash balances compared to the first quarter of fiscal 2007 (as we used cash to pay dividends and to fund capital expenditures and the purchase of our colored gemstone business in fiscal 2007).

Financial Condition

At September 30, 2007, cash and cash equivalents totaled $37.6 million compared with $42.4 million at June 30, 2007. Net cash usage was $4.8 million for the first fiscal quarter of 2008, consisting of net advances on customer notes receivable for Collectors Finance Corp. of $1.1 million, expenditures for capital equipment and software of $0.7 million, cash used in operations of $0.9 million and the payment of cash dividends to stockholders of $2.1 million. At September 30, 2007, the Company had working capital of $39.9 million and no long-term debt.

Outlook

Haynes continued, “The upcoming December quarter, our second fiscal quarter, is our most challenging seasonal quarter for the collectibles group, while it is the best quarter of the year for the jewelry segment due to the holiday season. We expect that our jewelry segment will show significant growth in the second quarter over the prior year’s second quarter and a higher growth rate from the first fiscal quarter of 2008 to the second fiscal quarter of 2008 than the corresponding periods of fiscal 2007.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Friday, November 9th at 11:00 a.m. Eastern/8:00 a.m. Pacific. Interested parties may participate in the conference call by dialing 866-249-5225 or 303-262-2142, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through November 23, 2007, by dialing 800-405-2236 or 303-590-3000 and entering access code 11102145#. A live webcast of the conference call will also be available on the Collectors Universe website http://www.collectors.com under Investor Relations: Earnings Conference Calls. The webcast will be archived for 12 months.

Collectors Universe, Inc.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2007 which we filed with the Securities and Exchange Commission on September 13, 2007. Due to those risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report or Quarterly Reports filed with the Securities and Exchange Commission.

Contact:

Joe Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
Email: jwallace@collectors.com

Brandi Piacente
Investor Relations
The Piacente Group, Inc.
212-481-2050
Email: brandi@thepiacentegroup.com

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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30,	June 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$37,577	$42,386
Accounts receivable, net of allowance for doubtful accounts of $60	1,671	1,276
Refundable income taxes	1,220	1,220
Inventories, net	426	442
Prepaid expenses and other current assets	1,073	1,060
Customer notes receivable, net of allowance of $23	3,696	2,536
Net deferred income tax asset	1,050	1,020
Receivables from sale of net assets of discontinued operations	92	92
Total current assets	46,805	50,032

Property and equipment, net	4,141	4,081
Goodwill	12,879	12,884
Intangible assets, net	10,456	10,365
Note receivable from sale of discontinued operation	206	229
Other assets	514	510
	$75,001	$78,101
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,106	$1,435
Accrued liabilities	2,130	2,154
Accrued compensation and benefits	1,448	1,988
Income taxes payable	297	14
Deferred revenue	1,889	2,233
Current liabilities of discontinued operations	23	-
Total current liabilities	6,893	7,824

Deferred rent	464	477
Other long-term liabilities	40	40
Net deferred income tax liability	810	869
Commitments and contingencies	-	-
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 45,000 shares authorized; outstanding 8,521 at September 30, 2007 and 8,496 at June 30, 2007	9	9
Additional paid-in capital	77,049	76,737
Accumulated deficit	(10,264)	(7,855)
Total stockholders' equity	66,794	68,891
	$75,001	$78,101

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,
	2007	2006
Net revenues	$10,825	$9,898
Cost of revenues	5,200	4,356
Gross profit	5,625	5,542
Selling and marketing expenses	2,018	1,262
General and administrative expenses	3,948	3,979
Amortization of intangible assets	270	171
Total operating expenses	6,236	5,412
Operating income (loss)	(611)	130
Interest income, net	444	567
Other income	1	4
Income (loss) before provision (benefit) for income taxes	(166)	701
Provision (benefit) for income taxes	(66)	318
Income (loss) from continuing operations	(100)	383
Income (loss) from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	(10)	11
Net income (loss)	$(110)	$394

Net income (loss) per basic share:
Income (loss) from continuing operations	$(0.01)	$0.05
Income (loss) from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	-	-
Net income (loss)	$(0.01)	$0.05

Net income (loss) per diluted share:
Income (loss) from continuing operations	$(0.01)	$0.04
Income (loss) from discontinued operations, net of gain on sales of discontinued businesses (net of income taxes)	-	-
Net income (loss)	$(0.01)	$0.04

Weighted average shares outstanding:
Basic	8,463	8,351
Diluted	8,463	8,628
Dividends declared per common share	$0.25	$0.08

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